Exhibit 23.3

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRMS

To the Board of Directors
Waytronx, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by references in the Registration Statement on Pre-Effective Post-Effective Amendment No. 1 to Form S-3 of Waytronx, Inc. and subsidiaries of our report dated March 26, 2009, with respect to the financial statements for the years ended December 31, 2008 (consolidated) and 2007 of Waytronx, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2008 (consolidated) and 2007 and to the reference to our firm under the heading “Experts” in the prospectus.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
August 14, 2009